Exhibit 99.1

                    Tower Group, Inc. Announces the Issuance of $26 Million of Subordinated Debentures in Connection with Offering of Trust Preferred Securities

    NEW YORK--(BUSINESS WIRE)--Dec. 15, 2004--Tower Group, Inc. (NASDAQ: TWGP) announced today that the company intends to raise $26 million through two offerings of subordinated debentures for $13 million each. The subordinated debentures are being issued in connection with offerings of trust preferred securities in pooled private placements. The subordinated debentures have stated maturities of 30 years, pay interest quarterly and are redeemable at par on or after five years from the date of issuance. Keefe, Bruyette and Woods, Inc. and FTN Financial Capital Markets are the placement agents with respect to the first offering, which closed today. The interest rate is fixed at 7.4% for the first five years and the coupon rate will float quarterly thereafter at the three-month LIBOR interest rate plus 340 basis points.
    The second proposed placement is expected to close on or about December 21, 2004. The interest rate will float based on the three-month LIBOR rate plus some basis points to be determined.
    Tower Group Inc. President and CEO, Michael Lee said that, "in connection with our plans for territorial expansion we intend to use the proceeds to acquire and capitalize a shell insurance company with multi-state licensing and for working capital purposes."
    This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities offered. The subordinated debentures and the trust preferred securities, as well as the securities issued by the pool, have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Tower Group, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Forward-looking statements include the expected closing date of the second proposed placement and use of the proceeds. Such results may be impacted by factors outside the company's control. Additional information concerning potential risk factors that could affect the company's future performance are described in the company's registration statement on Form S-1 and periodic reports filed with the Securities and Exchange Commission.

    About Tower Group, Inc.

    In operation since 1990, Tower Group Inc. is headquartered in New York City and is the holding company for its two operating subsidiaries, Tower Insurance Company of New York, ("TICNY") and Tower Risk Management ("TRM"). TICNY, A.M. Best rated A- (Excellent), develops and delivers specialized commercial lines insurance products that provide property, liability, workers' compensation and automobile insurance to select markets not well served by other carriers. It also offers personal lines products that provide property and liability insurance to homeowners throughout New York State. TRM, a non- risk bearing insurance service company, offers managing general agency services to underwrite risks, adjust claims and negotiate reinsurance terms on behalf of other insurance companies. For more information visit Tower's website at http://www.twrgrp.com/.


    CONTACT: Tower Group, Inc.
             Investor Relations:
             Andrew Colannino, 212-655-2107
             acolannino@twrgrp.com